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EXHIBIT 5.1

OPINION OF

FULBRIGHT & JAWORSKI L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
(214) 855-8000

June 24, 2003

Lone Star Technologies, Inc.
15660 North Dallas Parkway, Suite 500
Dallas, Texas 75248

Re: Lone Star Technologies, Inc.: Registration Statement on Form S-8 under the Securities Act of 1933

Ladies and Gentlemen:

        We have acted as counsel for Lone Star Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,000,000 shares (the "Shares") of the common stock, $1.00 par value per share (the "Common Stock"), of the Company issuable pursuant to its 1985 Long-Term Incentive Plan (the "Plan"). A registration statement on Form S-8 (the "Registration Statement") covering the issuance and sale of the Shares from time to time under the Plan has this date been filed under the Act with the Securities and Exchange Commission (the "Commission").

        In reaching the conclusions expressed in this opinion, we have examined executed copies of the Registration Statement and all exhibits thereto. We have also examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation and the Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares and related matters, (iii) the Plan and (iv) such other agreements and instruments relating to the Company as we have deemed necessary or appropriate for purposes of the opinions hereinafter expressed. In rendering such opinions, we have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as we have deemed necessary as a basis for the opinions expressed herein and have relied, to the extent we deemed reasonable, on certificates and certain other information provided to us by officers of the Company and public officials as to matters of fact of which the maker of each such certificate or the person providing such other information had knowledge. Furthermore, in rendering such opinions, we have assumed that the signatures on all documents examined by us are genuine, that all documents and corporate record books submitted to us as originals are accurate and complete, and that all documents submitted to us as copies are true, correct and complete copies of the originals thereof.

        Based solely upon the foregoing, and limited in all respects as stated above, we are of the opinion that the Shares registered pursuant to the Registration Statement have been duly and validly authorized by the Company, and when issued, sold and delivered in the manner and for the consideration described in the Plan, will be validly issued, fully paid and nonassessable.

        In issuing the opinions hereinafter expressed, we do not purport to be experts in the laws of any jurisdiction other than the State of Texas and the United States of America. Insofar as the opinions expressed herein relate to matters governed by Delaware law, we have based such opinions exclusively upon a reading of applicable provisions of the Delaware Constitution and the Delaware General Corporation Law and judicial interpretations of such law. Except as set forth in the immediately preceding sentence, we express no opinion other than as to the federal securities laws of the United States of America and the laws of the State of Texas.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In granting this consent, we do not thereby admit that we come within the category of persons whose consent is required pursuant to Section 7 of the Act or the rules or regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ FULBRIGHT & JAWORSKI L.L.P.

                      FULBRIGHT & JAWORSKI L.L.P.

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  EXHIBIT 5.1